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                                                                   EXHIBIT 10.46

                                THIRD AMENDMENT
                                     TO THE
                               OCEAN ENERGY, INC.
                            LONG-TERM INCENTIVE PLAN
                           FOR NONEXECUTIVE EMPLOYEES

     WHEREAS, there is reserved to the Board of Directors of Ocean Energy, Inc. in Section 7 of the Ocean Energy, Inc. Long-Term Incentive Plan for Nonexecutive Employees (the "Plan") the right to amend the Plan;



     NOW, THEREFORE, as of May 20, 1998, the Plan is hereby amended as follows:

  1. Section 4(a) is amended to read as follows:

     "Shares Available. Subject to adjustment as provided in Section 4(c), the number of Shares with respect to which Awards may be granted under the Plan shall be 3,400,000; provided, however, if as of any January 1 the number of Shares that are available for Awards under the Plan is less than 3,400,000 Shares, the maximum number of Shares available for Awards shall be increased automatically on such January 1 by the number of Shares necessary to equal 3,400,00 Shares available for Awards. If any Shares covered by an Award granted under the Plan, or to which such an Award relates, are forfeited, or if an Award otherwise terminates or is canceled without the delivery of Shares or of other consideration, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted, to the extent of any such forfeiture, termination or cancellation, shall again be, or shall become, Shares with respect to which Awards may be granted, but only if, and to the extent that, the number of Shares then available for Awards does not exceed 3,400,000 Shares."

Except as amended by this third Amendment, the Plan shall continue without interruption or change.

Dated: May 20, 1998